Exhibit 10.9


     On November 4, 1999, the Company entered into a lease, as tenant, with Venture Hackensack Holding, Inc., as landlord, for approximately 22,500 square feet of office space located at One University Plaza, Hackensack, New Jersey. The lease expires on March 31, 2010. The rent is currently $30,060 per month and will increase to $34,835 per month from the 61st month until the end of the term.


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